Exhibit 99.1

Upland Software Appoints Joe Ross to Board of Directors
AUSTIN, Texas, October 5, 2017 /PRNewswire/ -- Upland Software, Inc. (Nasdaq: UPLD), a leader in cloud-based Enterprise Work Management applications, today announced the appointment of Joe Ross to the Company’s Board of Directors (the “Board”) as a new independent director, effective October 3, 2017. Mr. Ross will fill the vacancy created by the departure of John Thornton, effective October 2, 2017.
Mr. Ross is a leader in the identity protection and cyber security industry, with more than 15 years of experience guiding organizations at an international level. As President of CSID, a part of Experian, Mr. Ross is responsible for all aspects of global operations, sales, marketing and client services. He leads a global team of dedicated professionals committed to providing world-class fraud detection solutions and technologies. Mr. Ross is widely recognized as an industry thought leader and is a frequent speaker and contributor to key industry events and publications.
“We’re excited to welcome Joe Ross to the Upland Board.  Joe’s experience in the cyber security area is particularly relevant to our current and future enterprise customers,” said Jack McDonald, Chairman and CEO. “In addition, we want to thank John Thornton for his service on the Board since our inception.”
About Upland Software
Upland Software (Nasdaq: UPLD) is a leading provider of cloud-based Enterprise Work Management software. Our family of applications enables users to manage their projects, professional workforce and IT investments; automate document-intensive business processes; and effectively engage with their customers, prospects and community via the web and mobile technologies. With more than 2,500 customers and over 250,000 users around the world, Upland Software solutions help customers run their operations smoothly, adapt to change quickly, and achieve better results every day. To learn more, visit www.uplandsoftware.com.
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Investor Relations Contact:
Mike Hill
Upland Software
512.960.1031
investor-relations@uplandsoftware.com

Media Contact:
Kaley Ganino
Upland Software
512.960.1010
media@uplandsoftware.com